Exhibit 99.1

PACIFIC CREDIT CORP.
6260 Lookout Road
Boulder, Colorado 80301

January 21, 2003

Resonate, Inc.
385 Moffett Park Drive
Sunnyvale, California 94089

Re:	Indemnification Agreement

Ladies and Gentlemen:

This letter is made with reference to that certain Agreement and Plan of Merger (the “Merger Agreement”), of even date herewith, by and among Resonate, Inc. (the “Company”), GTG Acquisition Corp. (“Parent”) and Res Merger Sub (“Sub”). Capitalized terms used and not otherwise defined in this Letter Agreement shall have the meanings ascribed to them in the Merger Agreement.

As an inducement to the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, the undersigned (“Indemnitor”) hereby agrees as follows:

1.    In the event that, at any time prior to the Closing, the Company suffers any loss, claim, damage, cost, expense (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any material breach by Parent or Sub of any of its representations, warranties, obligations, agreements or covenants set forth in the Merger Agreement (“Adverse Consequences”), then Indemnitor agrees to indemnify and hold the Company harmless, and to make prompt payment (in any event no later than five days after written demand by Company therefor) to the Company for the amount of any such Adverse Consequences. The indemnification set forth in this paragraph 1 shall terminate at and not survive Closing.

2.    Subject to the terms and conditions of the Merger Agreement, in the event that, at any time after the Effective Time and for a period ending on the first anniversary thereof, the Surviving Corporation shall (i) fail to pay when due to any Indemnified Person any Indemnified Liabilities as set forth in Section 5.7(a) of the Merger Agreement, or (ii) fail to perform in any material respect its obligations under Section 5.7(b) or 5.7(c) of the Merger Agreement, then Indemnitor agrees to indemnify and hold each such Indemnified Person harmless from any Adverse Consequences (including any underlying Indemnified Liabilities) arising out of such failure and to make prompt payment (in any event no later than five days after written demand by indemnitee therefor) to such Indemnified Person any such amounts due to such Indemnified Person from the Surviving Corporation. Notwithstanding the foregoing, (i) Indemnitor will not be obligated to an Indemnified Person under this Letter Agreement with respect to a claim which would be covered by applicable insurance policies of the Surviving Corporation except for the fact that any maximum loss limits under any such policy have been exceeded and (ii) in no event shall Indemnitor’s aggregate liability for all Indemnified Liabilities hereunder exceed $5 million (in addition to any amounts payable in connection with maintaining the insurance coverage set forth in Section 5.7(c)).

3.    Indemnitor will maintain throughout the term of this Letter Agreement a minimum unencumbered tangible net worth: (a) held in the United States, (b) sufficient to pay and perform its indemnification obligations hereunder and in any event at least $10 million until the Closing and $5 million thereafter, and (c) calculated in accordance with GAAP.

4.    Indemnitor represents and warrants to the Seller that the statements in this paragraph 4 are correct and complete as of the date of this letter Agreement:

a.	Indemnitor is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

b.
Indemnitor has full power and authority (including full corporate power and authority) to execute and deliver this Letter Agreement and to perform its obligations hereunder. The execution and delivery of this Letter Agreement by Indemnitor and the performance by Indemnitor of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Indemnitor. This Agreement constitutes the valid and legally binding obligation of the Indemnitor, enforceable in accordance with its terms and conditions.

c.
Neither the execution and delivery of this Letter Agreement, nor the performance of its obligations hereunder, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Indemnitor is subject or any provision of the Indemnitor’s charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the

Indemnitor is a party or by which it is bound or to which any of its assets is subject.

5.    If a third party shall notify the Surviving Corporation or an Indemnified Person, as the case may be, with respect to any matter which may give rise to a claim for indemnification under this Letter Agreement, the party receiving such notice shall promptly notify Indemnitor thereof in writing. Any person seeking indemnification hereunder shall provide Indemnitor with a reasonable opportunity to assess, defend and negotiate any such claim by a third party, including the opportunity to participate in discussions with the third party with respect to resolution of any such claim. In no event will an Indemnified Person pay or agree to pay any amount, consent to any judgment or enter into any settlement with respect to any such matter giving rise to Indemnitor’s obligations hereunder, without the prior written consent of Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed. Each Indemnified Person agrees to reasonably cooperate with Indemnitor in seeking insurance coverage under applicable insurance policies of the Surviving Corporation for any Adverse Consequences.

6.    Any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Letter Agreement or the subject matter hereof shall be determined in accordance with the procedures set forth in Section 8.14 of the Merger Agreement.

7.    This Letter Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

8.    All notices, requests, demands, claims, and other communications hereunder will be given in accordance with the procedures set forth in Section 8.4 of the Merger Agreement, and in the case of Indemnitor, to the address set forth in the letterhead above.

9.    This Letter Agreement and the obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

10.    No amendment of any provision of this Letter Agreement shall be valid unless the same shall be in writing and signed by all of the parties and each of the third-party beneficiaries of this Letter Agreement. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.    Each of the parties entitled to indemnification under the terms of the Merger Agreement is a third-party beneficiary to this Letter Agreement.

[Signatures on the following page]

Please acknowledge your agreement to the foregoing by countersigning this letter in the space provided below.

Very truly yours, Pacific Credit Corp.

By:	/S/ ALEC E. GORES

Alec E. Gores Chairman

Accepted and Agreed To:

RESONATE INC.

By:	/S/ RUSSELL SIEGELMAN

Name:	Russell Siegelman

Title:	Chairman of the Special Committee

of the Board of Directors

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